EXHIBIT 99.1

Mattson Technology Promotes Robert B. MacKnight to President and Chief Operating Officer

FREMONT, Calif., June 21 /PRNewswire-FirstCall/ — Mattson Technology, Inc. (Nasdaq: MTSN), a leading supplier of advanced process equipment used to manufacture semiconductors, today announced the promotion of Robert B. MacKnight (56), the company’s chief operating officer (COO), to president and COO, effective July 1, 2005. As president and COO, MacKnight will continue to manage all of Mattson’s day-to-day business operations and report to David L. Dutton, chief executive officer (CEO). Dutton will continue to set the direction of the organization, leading the executive team in establishing and realizing long-term strategies and objectives for corporate growth.

MacKnight joined Mattson Technology in 2001 as executive vice president of business development and general manager of the RTP Product Business Unit and later that year assumed the role of president of the Thermal, Films and Etch (TFE) product division. In late 2002, MacKnight was promoted to the position of COO, overseeing all of the company’s internal operations. In his new role, MacKnight will continue to spearhead Mattson’s operational activities and manage manufacturing and the product groups, in addition to the company’s global business operations.

“With his extensive management experience and operational expertise, Bob has played an integral role in establishing a strong operating foundation for the company and strengthening our market and technology positions in the industry,” said Dutton. “This management transition will allow Bob to continue focusing on execution and delivering results, while enabling me to concentrate on the company’s strategic direction and drive corporate growth. I am pleased to work with Bob to make further gains that will add to our ability to provide best-of-breed products that enable the advancement of a digital society and create further value for all of our stakeholders.”

“I am thrilled to have been able to play a significant role in the company as Mattson strengthened its market and technology leadership in the strip and RTP markets over the last several years,” said MacKnight. “It is a privilege to be associated with the talent, commitment and passion here at Mattson, and I am honored to accept this new position,” said MacKnight. “I look forward to working with the entire organization as we continue to build upon the success that we have achieved and drive the company toward further growth and profitability.”

Prior to joining Mattson, MacKnight spent three and a half years at Microbar, Inc., where he was president and chief operating officer. Prior to Microbar, MacKnight was vice president and general manager of After Market Operations for Cymer, Inc. He has also held senior management positions with Watkins-Johnson Semiconductor Equipment Group and Eaton Corporation and has founded two startup ventures. MacKnight holds bachelor and master’s degrees from the University of Massachusetts.

About Mattson Technology, Inc.

Mattson Technology, Inc. is the leading supplier of dry strip equipment and the second largest supplier of rapid thermal processing equipment in the global semiconductor industry. The company’s strip and RTP equipment utilize innovative technology to deliver advanced processing performance and productivity gains to semiconductor manufacturers worldwide for the fabrication of current- and next-generation devices. For more information, please contact Mattson Technology, Inc., 47131 Bayside Parkway, Fremont, Calif. 94538. Telephone: 800-MATTSON/510-657-5900. Fax: 510-492-5911. Internet: www.mattson.com.

Mattson Technology Contact

Lauren VuMattson Technology, Inc.

tel  +1-510-492-6518

fax  +1-510-492-2800

lauren.vu@mattson.com